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                                                                EXHIBIT 11.1

                          POLAND COMMUNICATIONS, INC.
             For the years ended December 31, 1996, 1995, and 1994
                     (in thousands, except per share data)

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
                                                                        Year Ended           Year Ended          Year Ended
                                                                    December 31, 1996     December 31, 1995    December 31, 1994
                                                                    -----------------     -----------------    -----------------

Net Loss                                                                  (6,617)               (1,289)              (2,383)
                                                                         =======               =======              =======

Weighted average number of shares outstanding                             17,271                11,037               10,880

Weighted average shares of convertible preferred stock                     3,877                   812                  812
                                                                         -------               -------              -------

Weighted average number of common and common equivalent shares            21,148                11,849               11,692
                                                                         =======               =======              =======

Net loss per share                                                       (312.89)              (108.79)             (203.81)
                                                                         =======               =======              =======

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